Exhibit 4.13
FORM OF
GUARANTEE AGREEMENT
by and between
WILMINGTON TRUST CORPORATION
as Guarantor
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Guarantee Trustee
relating to
WILMINGTON TRUST CAPITAL A
Dated as of

CROSS REFERENCE TABLE1

Section of Trust	Section of
Indenture Act of	Guarantee
1939, a amended	Agreement
310(a)	4.1(a)
(b)	2.8; 4.1(c)
(c)	Inapplicable
311(a)	2.2(b)
(b)	2.2(b)
(c)	Inapplicable
312(a)	2.2(a)
(b)	2.2(b)
(c)	2.2
313	2.3
3 14(a)	2.4
(b)	Inapplicable
(c)	2.5
(d)	Inapplicable
(e)	1.1; 2.5; 3.2
(f)	2.1, 3.2
3 15(a)	3.1(d); 3.2(a)
(b)	2.7
(c)	3.1(c)
(d)	3.1(d)
316(a)	1.1; 2.6; 5.4
(b)	5.3
(c)	8.2
317(a)	Inapplicable
(b)	Inapplicable
318(a)	2.1
(b)	2.1
(c)	2.1

[1]	This Cross-Reference Table does not constitute part of the Agreement and shall not have any bearing upon the interpretation of any of its term or provisions.

- i -

- ii -

GUARANTEE AGREEMENT
     GUARANTEE AGREEMENT, dated as of                     , between Wilmington Trust Corporation, a Delaware corporation (the “Guarantor”), having its principal office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and Wells Fargo Bank, National Association, a national banking association, as trustee (in that capacity, the “Guarantee Trustee” and, in its separate corporate capacity and not in its capacity as Guarantee Trustee, “Wells Fargo”), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of Wilmington Trust Capital A, a Delaware statutory trust (the “Issuer Trust”).
RECITALS
     WHEREAS, pursuant to an Amended and Restated Trust Agreement of even date herewith (the “Trust Agreement”) among Wilmington Trust Corporation, as Sponsor, the Property Trustee, the Delaware Trustee, and the Administrators (each as defined in the Trust Agreement) and the holders from time to time of undivided beneficial interests in the assets of the Issuer Trust, the Issuer Trust is issuing $                     aggregate Liquidation Amount (as defined in the Trust Agreement) of its                     % Preferred Securities (the “Preferred Securities”), representing preferred undivided beneficial interests in the assets of the Issuer Trust and having the terms set forth in the Trust Agreement and $                     aggregate Liquidation Amount (as defined in the Trust Agreement) of its                     % Common Securities (the “Common Securities” and together with the Preferred Securities, the “Trust Securities”); and
     WHEREAS, the Preferred Securities will be issued by the Issuer Trust, and the proceeds thereof, together with the proceeds from the issuance of the Issuer Trust’s Common Securities, will be used to purchase the Debentures (as defined in the Trust Agreement) of the Guarantor, which Debentures will be deposited with Wells Fargo, as Property Trustee under the Trust Agreement, as trust assets; and
     WHEREAS, as an incentive for the Holders to purchase Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the purchase of Preferred Securities by each Holder, which purchase the Guarantor hereby acknowledges shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time.
ARTICLE I
DEFINITIONS
SECTION 1.1. Definitions.
     For all purposes of this Guarantee Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;
     (b) All other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them in the Trust Indenture Act;
     (c) The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”;
     (d) All accounting terms used but not defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles;
     (e) Unless the context otherwise requires, any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Guarantee Agreement; and
     (f) The words “hereby,” “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Guarantee Agreement as a whole and not to any particular Article, Section, or other subdivision.
     “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Board of Directors” means the board of directors of the Guarantor or any committee of that board duly authorized to act hereunder.
     “Common Securities” has the meaning specified in the recitals to this Guarantee Agreement.
     “Event of Default” means (i) a default by the Guarantor in any of its payment obligations under this Guarantee Agreement or (ii) a default by the Guarantor in any other obligation hereunder that remains unremedied for 30 days after written notice of that default has been given by the Guarantee Trustee to the Guarantor.
     “Guarantee Agreement” means this Guarantee Agreement, as modified, amended, or supplemented from time to time.
     “Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by or on behalf of the Issuer Trust: (i) any accumulated and unpaid Distributions (as defined in the Trust Agreement) required to be paid on the Preferred Securities, to the extent the Issuer Trust has funds on hand available therefor at that time; (ii) the Redemption Price (as defined in the Trust Agreement) with respect to any Preferred Securities called for redemption by the Issuer Trust, to the extent the Issuer Trust has funds on hand available therefor at that time; and (iii) upon a voluntary or involuntary dissolution, winding-up, or liquidation of the Issuer Trust, unless Debentures are distributed to the Holders, the lesser of (a) the Liquidation Distribution (as defined in the Trust Agreement) with respect to the Preferred Securities, to the extent that the Issuer Trust has funds on hand available therefor at that time, and (b) the amount of assets of the Issuer Trust remaining available for distribution to Holders on liquidation of the Issuer.
     “Guarantee Trustee” means Wells Fargo, solely in its capacity as Guarantee Trustee and not in its individual capacity, until a Successor Guarantee Trustee has been appointed and has accepted that appointment pursuant to the terms of this Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.
     “Guarantor” has the meaning specified in the first paragraph of this Guarantee Agreement.
     “Holder” means any Holder (as defined in the Trust Agreement) of any Trust Securities; provided, however, that in determining whether the holders of the requisite percentage of Trust Securities have given any request, notice, consent, or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.
     “Indenture” means the Junior Subordinated Indenture, dated as of ___, between the Guarantor and Wells Fargo, as trustee, as the same may be modified, amended, or supplemented from time to time.
     “Issuer Trust” has the meaning specified in the first paragraph of this Guarantee Agreement.
     “List of Holders” has the meaning specified in Section 2.2(a).
     “Majority in Liquidation Amount of the Preferred Securities” means, except as provided by the Trust Indenture Act, Preferred Securities representing more than 50% of the aggregate Liquidation Amount (as defined in the Trust Agreement) of all Preferred Securities then Outstanding (as defined in the Trust Agreement).
     “Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chairman of the Board, the President, Vice-Chairman of the Board, or a Vice President of that Person, and by the Treasurer, an Assistant Treasurer, the Controller, the Secretary, or an Assistant Secretary of that Person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:
     (a) a statement by each officer signing the Officers’ Certificate that such officer has read the covenant or condition and the definitions relating thereto;
     (b) a brief statement of the nature and scope of the examination or investigation undertaken by that officer in rendering the Officers’ Certificate;
     (c) a statement that such officer has made that examination or investigation as, in that officer’s opinion, is necessary to enable that officer to express an informed opinion as to whether or not that covenant or condition has been complied with; and

     (d) a statement as to whether, in the opinion of that officer, that condition or covenant has been complied with.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, company, limited liability company, trust, statutory or business trust, unincorporated organization, or government or any agency or political subdivision thereof, or any other entity of any nature whatsoever.
     “Preferred Securities” has the meaning specified in the recitals to this Guarantee Agreement.
     “Responsible Officer,” when used with respect to the Guarantee Trustee, means any officer of the Guarantee Trustee with direct responsibility for the administration of this Guarantee and also means, with respect to a particular corporate trust matter, any other officer of the Guarantee Trustee to whom that matter is referred because of his knowledge of and familiarity with the particular subject.
     “Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.
     “Trust Agreement” means the Amended and Restated Trust Agreement of the Issuer Trust referred to in the recitals to this Guarantee Agreement, as modified, amended, or supplemented from time to time.
     “Trust Indenture Act” means the Trust Indenture Act of 1939 as in force at the date as of which this Guarantee Agreement was executed; provided, however, that in the event the Trust Indenture Act of 1939 is amended after that date, “Trust Indenture Act” means, to the extent required by any that amendment, the Trust Indenture Act of 1939 as so amended.
     “Trust Securities” has the meaning specified in the recitals to this Guarantee Agreement.
     “Vice President,” when used with respect to the Guarantor, means any duly appointed vice president, whether or not designated by a number or a word or words added before or after the title “vice president.”
ARTICLE II
TRUST INDENTURE ACT
SECTION 2.1. Trust Indenture Act; Application.
     This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by those provisions. If and to the extent that any provision of this Guarantee Agreement limits, qualifies, or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act through operation of Section 318(c) thereof, those imposed duties shall control. If any provision of this Guarantee Agreement modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee Agreement as so modified or to be excluded, as the case may be.

SECTION 2.2. List of Holders.
     (a) The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (a)                     , on or before                     and                      of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders (a “List of Holders”) as of a date not more than 15 days prior to the delivery thereof, and (b) at those other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time that list is furnished, in each case to the extent that information is in the possession or control of the Guarantor and has not otherwise been received by the Guarantee Trustee in its capacity as such. Notwithstanding the preceding sentence, the Guarantor shall not be required to provide such a List of Holders at any time that the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.
     (b) The Guarantee Trustee shall comply with the requirements of Section 311(a), Section 311(b), and Section 312(b) of the Trust Indenture Act.
SECTION 2.3. Reports by the Guarantee Trustee.
     Within 60 days after                      of each year, commencing                     , the Guarantee Trustee shall provide to the Holders those reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.
SECTION 2.4. Periodic Reports to the Guarantee Trustee.
     The Guarantor shall provide to the Guarantee Trustee, the Securities and Exchange Commission, and the Holders those documents, reports, and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner, and at the times required by Section 314 of the Trust Indenture Act.
SECTION 2.5. Evidence of Compliance with Conditions Precedent.
     The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with those conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer of the Guarantor pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.
SECTION 2.6. Events of Default; Waiver.
     The Holders of at least a Majority in Liquidation Amount of the Preferred Securities may, by vote, on behalf of the Holders of all the Preferred Securities, waive any past default or Event of Default and its consequences. Upon that waiver, any such default or Event of Default shall cease to exist, and any default or Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.
SECTION 2.7. Event of Default; Notice.
     (a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default known to the Guarantee Trustee, transmit by mail, first class postage prepaid, to the Holders, notice of any such Event of Default known to the Guarantee Trustee, unless that Event of Default has been cured before the giving of that notice, provided that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding that notice if and so long as the board of directors, the executive committee or a trust committee of directors, and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of that notice is in the interests of the Holders.
     (b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless a Responsible Officer charged with the administration of this Guarantee Agreement shall have obtained written notice of that Event of Default.
SECTION 2.8. Conflicting Interests.
     The Trust Agreement and the Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.
ARTICLE III
POWERS, DUTIES, AND RIGHTS OF THE GUARANTEE TRUSTEE
SECTION 3.1. Powers and Duties of the Guarantee Trustee.
     (a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except to a Successor Guarantee Trustee on acceptance by that Successor Guarantee Trustee of its appointment to act as Guarantee Trustee hereunder. The right, title, and interest of the Guarantee Trustee hereunder, as such, shall automatically vest in any Successor Guarantee Trustee, upon acceptance by that Successor Guarantee Trustee of its appointment hereunder, and that vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of that Successor Guarantee Trustee.
     (b) If an Event of Default has occurred and is continuing of which the Guarantee Trustee is deemed to have knowledge pursuant to Section 2.7(b), the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders.
     (c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only those duties as are specifically set forth in this Guarantee Agreement (including pursuant to Section 2.1), and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. If an Event of Default has occurred of which the Guarantee Trustee is deemed to have knowledge pursuant to Section 2.7(b) that has not been cured or waived pursuant to Section 2.6, the Guarantee Trustee shall exercise those of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
     (d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
          (i) Prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:
               (A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement (including pursuant to Section 2.1), and the Guarantee Trustee shall not be liable except for the performance of those duties and obligations as are specifically set forth in this Guarantee Agreement (including pursuant to Section 2.1); and
               (B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement.
          (ii) The Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it is proved that the Guarantee Trustee was negligent or committed misconduct in ascertaining the pertinent facts upon which that judgment was made.
          (iii) The Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Preferred Securities relating to the time, method, and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement.
          (iv) No provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds to believe that the repayment of those funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against that risk or liability is not reasonably assured to it.
SECTION 3.2. Certain Rights of Guarantee Trustee.
     (a) Subject to the provisions of Section 3.1:

          (i) The Guarantee Trustee may rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, or other paper or document reasonably believed by it to be genuine and to have been signed, sent, or presented by the proper party or parties.
          (ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein.
          (iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee deems it desirable that a matter be proved or established before taking, suffering, or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is specifically prescribed herein) may, in the absence of bad faith on its part, request and rely upon an Officers’ Certificate which, upon receipt of that request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.
          (iv) The Guarantee Trustee may consult with legal counsel (which counsel may be counsel to the Guarantor or any of its Affiliates, and which may include any of its employees), and the written advice or opinion of that legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted to be taken by it hereunder in good faith and in accordance with that advice or opinion. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.
          (v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder unless that Holder shall have provided to the Guarantee Trustee such reasonable security or indemnity against the costs, expenses, and liabilities that might be incurred by it in compliance with that request or direction; provided that nothing contained in this Section 3.2(a)(v) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.
          (vi) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, or other paper or document, unless requested in writing to do so by one or more Holders, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into those facts or matters as it may see fit.
          (vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed by it with due care hereunder.
          (viii) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders holding a majority in Liquidation Amount of the Preferred Securities, (B) may refrain from enforcing that remedy or right or taking that other action until those instructions are received, and (C) shall be protected in acting in accordance with those instructions.
          (ix) Except as otherwise expressly provided by this Guarantee Agreement, the Guarantee Trustee shall not be under any obligation to take any action that is discretionary under the provisions of this Guarantee Agreement.
     (b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty, or obligation conferred or imposed on it in any jurisdiction in which it is illegal, or in which the Guarantee Trustee is unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty, or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with that power and authority.
SECTION 3.3. Compensation; Indemnity; Fees.
     The Guarantor agrees:
     (a) to pay to the Guarantee Trustee from time to time such reasonable compensation for all services rendered by it hereunder as may be agreed in writing by the Guarantor and the Guarantee Trustee from time to time, which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust;
     (b) except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon request for all reasonable expenses, disbursements, and advances incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement, or advance as may be attributable to its negligence, bad faith, or willful misconduct; and
     (c) to the fullest extent permitted by applicable law, to indemnify the Guarantee Trustee and its officers, directors, employees, and agents for, and to hold it harmless against, any loss, damage, liability, penalty, expense, or claim of any kind or nature whatsoever incurred without negligence, willful misconduct, or bad faith on the part of the Guarantee Trustee, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.
     The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payments as a result of any amount due to it under this Guarantee Agreement.
     The provisions of this Section 3.3 shall survive the termination of this Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

SECTION 3.4. Not Responsible for Recitals.
     The recitals contained herein shall be taken as the statements of the Issuer Trust and the Guarantor, and the Guarantee Trustee does not assume any responsibility for their correctness.
ARTICLE IV
GUARANTEE TRUSTEE
SECTION 4.1. Guarantee Trustee; Eligibility.
     (a) There shall at all times be a Guarantee Trustee which shall:
          (i) not be an Affiliate of the Guarantor; and
          (ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If that corporation publishes reports of condition at least annually, pursuant to law or the requirements of its supervising or examining authority, then, for the purposes of this Section 4.1 and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of that corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
     (b) If at any time the Guarantee Trustee ceases to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set forth in Section 4.2.
     (c) If the Guarantee Trustee has or acquires any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall either eliminate that interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and Section 4.2.
SECTION 4.2. Appointment, Removal, and Resignation of the Guarantee Trustee.
     (a) Subject to Section 4.2(c), the Guarantee Trustee may be appointed or removed at any time by the action of the Holders of a Majority in Liquidation Amount of the Preferred Securities delivered to the Guarantee Trustee and the Guarantor (i) for cause or (ii) if a Debenture Event of Default (as defined in the Trust Agreement) has occurred and is continuing at any time.
     (b) Subject to Section 4.2(c), the Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by giving written notice thereof to the Holders and the Guarantor and appointing a successor Guarantee Trustee. The Guarantee Trustee shall appoint a successor by requesting from at least three Persons meeting the requirements of Section 4.1(a) their expenses and charges to serve as the Guarantee Trustee, and selecting the Person who agrees to the lowest expenses and charges.
     (c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee has been appointed and has accepted that appointment. No removal or resignation of a Guarantee Trustee shall be effective until a Successor Guarantee Trustee has been appointed, accepted that appointment by written instrument executed by that Successor Guarantee Trustee and delivered to the Guarantor and, in the case of any resignation, the resigning Guarantee Trustee.
     (d) If no Successor Guarantee Trustee has been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Holders and the Guarantor of a notice of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. That court may thereupon, after prescribing that notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.
     (e) If a resigning Guarantee Trustee fails to appoint a successor, or if a Guarantee Trustee is removed or become incapable of acting as Guarantee Trustee and a replacement is not appointed prior to that resignation or removal, or if a vacancy occurs in the office of Guarantee Trustee for any cause, the Holders of the Preferred Securities, by the action of the Holders of record of not less than 25% in aggregate Liquidation Amount (as defined in the Trust Agreement) of the Preferred Securities then Outstanding (as defined in the Trust Agreement) delivered to that Guarantee Trustee, may appoint a Successor Guarantee Trustee or Trustees.
     If no successor Guarantee Trustee has been so appointed by the Holders of the Preferred Securities and accepted appointment, any Holder of the Trust Securities, on behalf of that Holder and all others similarly situated, or any other Guarantee Trustee, may petition any court of competent jurisdiction for the appointment of a successor Guarantee Trustee.
ARTICLE V
GUARANTEE
SECTION 5.1. Guarantee.
     The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments, subject to the limitations contained in the definition of that term, without duplication of amounts theretofore paid by or on behalf of the Issuer Trust, as and when due, regardless of any defense, right of set-off, or counterclaim that the Issuer Trust may have or assert, except the defense of payment. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer Trust to pay those amounts to the Holders.
SECTION 5.2. Waiver of Notice and Demand.
     The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, the Issuer Trust, or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption, and all other notices and demands.

SECTION 5.3. Obligations Not Affected.
     The obligations, covenants, agreements, and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
     (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer Trust of any express or implied agreement, covenant, term, or condition relating to the Trust Securities to be performed or observed by the Issuer Trust;
     (b) the extension of time for the payment by the Issuer Trust of all or any portion of the Distributions, other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures as provided in the Indenture, Redemption Price, Liquidation Distribution, or any other sums payable under the terms of the Trust Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Securities;
     (c) any failure, omission, delay, or lack of diligence on the part of the Holders to enforce, assert, or exercise any right, privilege, power, or remedy conferred on the Holders pursuant to the terms of the Trust Securities, or any action on the part of the Issuer Trust granting indulgence or extension of any kind;
     (d) the voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition, or readjustment of debt of, or other similar proceedings affecting, the Issuer Trust or any of the assets of the Issuer Trust;
     (e) any invalidity of, or defect or deficiency in, the Trust Securities;
     (f) the settlement or compromise of any obligation guaranteed or incurred hereby; or
     (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than payment of the underlying obligation, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.
     There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.
SECTION 5.4. Rights of Holders.
     The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this

Guarantee Agreement without first instituting a legal proceeding against the Guarantee Trustee, the Issuer Trust, or any other Person.
SECTION 5.5. Guarantee of Payment.
     This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full, without duplication of amounts theretofore paid by the Issuer Trust, or upon the distribution of Debentures to Holders as provided in the Trust Agreement.
SECTION 5.6. Subrogation.
     The Guarantor shall be subrogated to all rights (if any) of the Holders against the Issuer Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not, except to the extent required by mandatory provisions of law, be entitled to enforce or exercise any rights it may acquire by way of subrogation or any indemnity, reimbursement, or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold that amount in trust for the Holders and to pay over that amount to the Holders.
SECTION 5.7. Independent Obligations.
     The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer Trust with respect to the Trust Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.
ARTICLE VI
COVENANTS AND SUBORDINATION
SECTION 6.1. Subordination.
     The obligations of the Guarantor under this Guarantee Agreement will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Indenture) of the Guarantor to the extent and in the manner set forth in the Indenture with respect to the Debentures, and the provisions of Article XIII of the Indenture will apply, mutatis mutandis, to the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder do not constitute Senior Indebtedness (as defined in the Indenture) of the Guarantor.
SECTION 6.2. Pari Passu Guarantees.
     The obligations of the Guarantor under this Guarantee Agreement shall rank pari passu with the obligations of the Guarantor under (i) any similar guarantee agreements issued by the Guarantor on behalf of the holders of preferred securities or other capital securities issued by any Issuer Trust (as defined in the Indenture), (ii) the Indenture and the Securities (as defined in the

Indenture) issued thereunder, (iii) Section 4.6 of the Trust Agreement and any similar expense agreements entered into by the Guarantor in connection with the offering of Preferred Securities (as defined in the Indenture) by any Issuer Trust (as defined in the Indenture), and (iv) any other security, guarantee, or other agreement or obligation that is expressly stated to rank pari passu with the obligations of the Guarantor under this Guarantee Agreement or any obligation that ranks pari passu with the obligations of the Guarantor under this Guarantee Agreement.
ARTICLE VII
TERMINATION
SECTION 7.1. Termination.
     This Guarantee Agreement shall terminate and be of no further force and effect upon the earliest to occur of (i) full payment of the Redemption Price (as defined in the Trust Agreement) of all Preferred Securities; (ii) the distribution of Debentures to the Holders in exchange for all of the Preferred Securities; or (iii) full payment of the amounts payable in accordance with Article 9 of the Trust Agreement upon liquidation of the Issuer Trust. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder is required to repay any sums paid with respect to Preferred Securities or this Guarantee Agreement.
ARTICLE VIII
MISCELLANEOUS
SECTION 8.1. Successors and Assigns.
     All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees, and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. Except in connection with a consolidation, merger, or sale involving the Guarantor that is permitted under Article VIII of the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder, and any purported assignment other than in accordance with this provision shall be void.
SECTION 8.2. Amendments.
     Except with respect to any changes that do not adversely affect the rights of the Holders in any material respect, in which case no consent of the Holders will be required, this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in Liquidation Amount of the Preferred Securities. The provisions of Article VI of the Trust Agreement concerning meetings of the Holders and acts of the Holders by written consent shall apply to the giving of that approval.
SECTION 8.3. Notices.
     Any notice, request, or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied, or mailed by first class mail as follows:

     (a) if given to the Guarantor, to the address or telecopy number set forth below or such other address or telecopy number as the Guarantor may give notice to the Guarantee Trustee and the Holders:
Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: [Secretary]
Telecopy: [            ]
     (b) if given to the Guarantee Trustee, at the Issuer Trust’s address or telecopy number set forth below or such other address or telecopy number as the Guarantee Trustee may give notice to the Guarantor and Holders:
Wells Fargo Bank, National Association
[Address]
Attn: [Corporate Trust Services]
Telecopy: [            ]
with a copy to:
Wilmington Trust Capital A
c/o Wilmington Trust Corporation
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Administrators
Telecopy: [            ]
     (c) if given to any Holder, at the address set forth on the books and records of the Issuer Trust.
     All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, that notice or other document shall be deemed to have been delivered on the date of that refusal or inability to deliver.
SECTION 8.4. Benefit.
     This Guarantee Agreement is solely for the benefit of the Holders of the Preferred Securities and is not separately transferable from the Preferred Securities.
SECTION 8.5. Governing Law.
     THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK

WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
SECTION 8.6. Counterparts.
     This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Guarantee Agreement as of the day and year first above written.

WILMINGTON TRUST CORPORATION, as Guarantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Guarantee Trustee

By:

Name:
Title: